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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
     UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number 1-09208

                     Cogeneration Corporation of America
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             (Exact name of registrant as specified in its charter)

  One Carlson Parkway, Suite 240, Minneapolis, MN 55447-4454, (612) 745-7900
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $.01 per share
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            (Title of each class of securities covered by this Form)

                                     None
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        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule   12g-4(a)(1)(i)   [X]           Rule   12h-3(b)(1)(i)   [X]
         Rule   12g-4(a)(1)(ii)  [ ]           Rule   12h-3(b)(1)(ii)  [ ]
         Rule   12g-4(a)(2)(i)   [ ]           Rule   12h-3(b)(2)(i)   [ ]
         Rule   12g-4(a)(2)(ii)  [ ]           Rule   12h-3(b)(2)(ii)  [ ]
                                               Rule   15d-6            [ ]

              Approximate number of holders of record as of the
                  certification or notice date:         Two
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Cogeneration Corporation of America has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 17, 1999                     By:    /s/     John King
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                                                    Name:   John King
                                                    Title:  Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.